Exhibit 99.1
NEWS
COLUMBIA LABORATORIES STOCKHOLDERS APPROVE SALE
OF PROGESTERONE ASSETS TO WATSON PHARMACEUTICALS
LIVINGSTON, NJ — July 1, 2010 — Columbia Laboratories, Inc. (Nasdaq: CBRX) announced that in a special meeting of stockholders held this morning, stockholders approved the sale of substantially all of Columbia’s progesterone related assets to Watson Pharmaceuticals, Inc. (NYSE: WPI) (the “Watson Transaction”). Stockholders also voted to increase the number of authorized shares of Columbia’s common stock, $0.01 par value per share, from 100,000,000 to 150,000,000 (the “Charter Amendment”).
“We are pleased that our stockholders have approved the sale of our progesterone assets to Watson and the share increase necessary to complete that transaction,” said Frank C. Condella, Jr., Columbia’s president and chief executive officer. “We look forward to closing this transaction in the next few days, and using some of the initial proceeds to immediately retire our debt. This is the first step in Columbia’s transformation to a focused development company, debt-free, with a clearer path to profitability.”
As previously announced, on March 3, 2010, Columbia entered into a definitive agreement to sell substantially all of its progesterone related assets, including its preterm birth patent applications, and 11.2 million shares of newly-issued common stock to Watson. Columbia will receive $47 million upfront from Watson, and Watson will forgive all principal and accrued interest on the $15 million subordinated term loan dated June 1, 2010. Columbia will also receive royalties of 10 to 20 percent of annual net sales of certain progesterone products, and is eligible for an additional amount of up to $45.5 million based on success milestones in the potential preterm birth indication. Watson will fund the development of a second-generation vaginal progesterone product as part of a comprehensive life-cycle management strategy.
Columbia will retain certain assets and rights to its progesterone business, including all rights necessary to perform its obligations under its agreement with Merck Serono S.A. Merck Serono holds marketing rights to and makes payments to Columbia related to CRINONE® (progesterone gel) sales in all countries outside the United States.
The Watson Transaction is expected to close within three business days.
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TEL: (973) 994-3999
FAX: (973) 994-3001

About CRINONE/PROCHIEVE
CRINONE® 8% (progesterone gel) is currently used for progesterone supplementation or replacement as part of an Assisted Reproductive Technology (ART) treatment for infertile women with a progesterone deficiency. Patient preference for CRINONE 8% has been demonstrated in five clinical trials. This product is also available under the trade name PROCHIEVE®. For more information, please visit www.crinoneusa.com.
The most common side effects of CRINONE 8%/ PROCHIEVE 8% include breast enlargement, constipation, somnolence, nausea, headache, and perineal pain. CRINONE 8%/ PROCHIEVE 8% is contraindicated in patients with active thrombophlebitis or thromboembolic disorders or a history of hormone associated thrombophlebitis or thromboembolic disorders, missed abortion, undiagnosed vaginal bleeding, liver dysfunction or disease, and known or suspected malignancy of the breast or genital organs.
About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.
Columbia is conducting a randomized, double-blind, placebo controlled Phase III clinical program, called the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study, to evaluate the safety and efficacy of PROCHIEVE 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of this study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo. The Company expects study results around the end of the year.
Columbia’s press releases and other company information are available at Columbia’s website at www.columbialabs.com and its investor relations website at www.cbrxir.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® and STRIANT® in the United States; the successful marketing of CRINONE by Merck Serono outside the United States; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending Gestation A New Therapy) Study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy; successful development of a next-generation vaginal progesterone product; success in obtaining acceptance and approval of new products and new indications for current products by the United States Food and Drug Administration and international regulatory agencies; the impact of competitive products and pricing; our ability to obtain financing in order to fund our operations and repay our debt as it becomes due; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC. Completion of the sale of the assets under the Purchase and Collaboration Agreement with Watson Pharmaceuticals, Inc., and the other transactions disclosed in the Company’s press release dated March 4, 2010 and in the definitive proxy statement filed with the SEC on June 1, 2010, are subject to various conditions to closing, and there can be no assurance those conditions will be satisfied or that such sale or other transactions will be completed on the terms described in the Purchase and Collaboration Agreement with Watson Pharmaceuticals, Inc., or other agreements related thereto or at all. All forward-looking statements contained herein are neither promises nor guarantees. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.
CRINONE®, PROCHIEVE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.
Contact:
Lawrence A. Gyenes
Senior Vice President, Chief Financial Officer & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860
Seth Lewis
Vice President, The Trout Group LLC
(646) 378-2952
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